Exhibit 4.28

AGREEMENT FOR THE PURCHASE AND SALE OF

OUTSTANDING COMMON SHARES OF

FUDBALSKI KLUB AKADEMIJA PANDEV

This Agreement for the Purchase and Sale of Outstanding Common Shares of Fudbalski Klub Akademija Pandev (“Agreement”) is made as of April 28, 2023, among GORAN PANDEV (the “Seller”) who is the holder of all of the issued and outstanding Two Thousand, Five Hundred (2,500) common shares (the “Shares”) of FUDBALSKI KLUB AKADEMIJA PANDEV- Akcionersko drustvo Fudbalski klub Akademija Pandev AD Strumica with unique registration number: 7207867 and unique tax number 4027017526693, a Joint stock company registered in R.N. Macedonia (the “Company”), and BRERA HOLDINGS PLC, an Irish public limited company, or an affiliate of BRERA HOLDINGS PLC that is designated by BRERA HOLDINGS PLC (the “Purchaser”).

RECITALS

A. The Seller is the owner of all of the outstanding Shares of the Company.

B. The Company is engaged in football activities, under the aegis of the regulations of the Macedonian Football Federation and FIFA.

C. The Shares are the only outstanding equity interests in the Company and except for the Shares, there are no securities of the Company that are outstanding that are exercisable or convertible into or exchangeable for equity interests in the Company.

D. The Seller desires to sell and Purchaser desires to purchase a total of ninety percent (90%) of the Shares or Two Thousand, Two Hundred and Fifty (2,250) of the Shares (the “Subject Shares”) currently owned by the Seller.

AGREEMENT

NOW, THEREFORE, in consideration of the mutual promises herein contained, the parties hereto agree as follows:

1.	PURCHASE AND SALE.

a.	Pursuant to the terms and conditions of this Agreement, the Seller hereby sells to the Purchaser and the Purchaser hereby purchases from the Seller, the Subject Shares.

b.	The purchase price for the Subject Shares to be paid by the Purchaser to the Seller shall be Six Hundred Thousand Euro (€600,000) (the “Purchase Price”).

c.	For a period of ten years, beginning with December 31, 2023, and following each year thereafter until December 31, 2033, the Purchaser shall issue to the Seller a number of restricted class B ordinary shares of the Purchaser equal, in the aggregate, to the quotient of the Applicable Net Income Amount divided by the VWAP Per Share. For purposes of this Agreement, the “Applicable Net Income Amount” shall be equal to the sum of (i) fifteen percent (15%) of the net income actually received by the Company from player’s transfer market fees received during the applicable year; plus (ii) fifteen percent (15%) of the net income actually received by the Company from UEFA prize money paid for access to European qualifying rounds (not the group stages, only the rounds) during the applicable year; and “VWAP Per Share” means the average of the daily Volume-Weighted Average Price per share of the class B ordinary shares for each of the ten (10) consecutive trading days beginning on the trading day immediately prior to the measurement date.

2.	CLOSING.

a.	The closing shall take place, subject to the conditions set forth in Section 2(b) hereof, at the offices of the Company on such date as the parties hereto may mutually agree. The date and time of closing are herein referred to as the “Closing Date” or the “Closing.”

b.	The obligation of the Seller to sell the Subject Shares, and the obligation of the Purchaser to purchase the Subject Shares, is subject to the conditions set forth below being complied with to the satisfaction of, or waived by, the Seller or the Purchaser, as the case may be, on or before the Closing Date.

i.	The Seller shall have delivered to Purchaser one or more stock certificates evidencing the Subject Shares or such other evidence of ownership of the Subject Shares as are appropriate under applicable law duly endorsed to the Purchaser or accompanied by duly executed stock powers or similar assignments executed in blank.

ii.	The Seller shall have received the Purchase Price.

iii.	The representations and warranties of the Seller contained in this Agreement shall be true and correct as of the Closing Date.

iv.	The representations and warranties of the Purchaser contained in this Agreement shall be true and correct as of the Closing Date.

v.	The completion by the Seller and the Company and the delivery to the Purchaser of audited financial statements prepared by a qualified independent auditor for the fiscal years ended December 31, 2022 and 2021 and reviewed financial statements for any interim period requested by the Purchaser.

vi.	The Company and the Seller shall have obtained the approval of the North Macedonian Football Federation and of any other similar agencies required to consummate the transactions contemplated hereby.

vii.	The completion by the Purchaser of its due diligence investigation of the assets, liabilities, rights and obligations of the Company.

viii.	The absence of any material adverse effect on the business, operations, financial condition and prospects of the Company from the date hereof until the Closing Date.

3.	SELLER’S REPRESENTATIONS AND WARRANTIES. The Seller and the Company hereby represents and warrants to the Purchaser that:

a.	Organization, Good Standing, etc. The Company is a corporation duly organized and validly existing and in good standing under the laws of R.N. Macedonia and is duly qualified to do business, and is in good standing, in every jurisdiction in which the nature of its business requires it to be so qualified. The Company has all requisite corporate power and authority to carry on its business as now conducted.

b.	No Conflict. The execution, delivery and performance by the Seller and the Company of this Agreement will not conflict with or result in the breach of or constitute a default under any other agreement or instrument to which the Seller or the Company is a party or of which it or its property may be bound, or result in the creation of any lien thereunder.

c.	Authorization. This Agreement has been duly authorized, executed and delivered by the Seller and the Company.

d.	No Violation. The execution, delivery or performance by the Seller and the Company of this Agreement does not contravene any law, regulation, order or judgment applicable to or binding on the Seller or the Company, and will not result in a breach of, or constitute a default under, or contravene any provisions of, any agreement to which the Seller or the Company is a party or by which he, she or it is bound.

e.	No Consents or Approvals. Neither the execution, delivery, or performance by the Seller or the Company of this Agreement requires the consent or approval of, the giving of notice to, the registration with, the recording or filing of any documents with, or the taking of any other action in respect of, any governmental commission, authority, agency or body.

f.	Shares. The Seller is the lawful owner, of record and beneficially, of the Shares and has good and merchantable title thereto, free and clear of all liens, encumbrances, options, charges, equities and claims of any kind whatsoever, and he has full right and legal capacity to transfer and sell the Subject Shares to the Purchaser under the terms and conditions contained herein and that upon delivery of the certificates or other evidence representing the Subject Shares to the Purchaser, together with executed stock powers or similar instruments of transfer thereof, the Purchaser will own legal and equitable title to the Subject Shares, free and clear of all liens, encumbrances, charges options, equities and claims of any kind. The Shares represent all of the issued and outstanding equity interests and securities convertible into, exercisable for or exchangeable for equity interests of the Company and the Subject Shares represent ninety percent (90%) of the issued and outstanding equity interests of the Company.

g.	Financial Statements. The Company’s audited financial statements as of December 31, 2022 and 2021, which have been delivered to Purchaser, have been prepared in accordance with international financial reporting standards applied on a consistent basis and fairly present the financial condition of the Company as at such date and the result of its operations and the changes in financial position for the period then ended. There have been no material adverse changes in the condition or operations, financial or otherwise, of the Company since December 31, 2022. Except as set forth on the latest balance sheet included in the aforementioned financial statements, the Company has no liabilities other than those incurred in the ordinary course of business consistent with past practices following such latest balance sheet date. Except as set forth in the aforementioned financial statements, the Company has no indebtedness for borrowed money. The aforementioned financial statements disclose all related parties and material related party transactions in accordance with the definition of a “related party” under the international financial reporting standards.

h.	Tax Returns. All appropriate income and other tax returns which are required to have been filed for all of the Company’s taxable periods either have been filed or timely extensions obtained. All taxes as shown on said returns have been paid when due. The Seller does not know of any proposed material tax assessment against the Company.

i.	Litigation. There are no actions, suits or proceedings pending or, to the knowledge of the Seller, threatened against or affecting the Company, at law or in equity, or before any governmental board, agency or instrumentality or any arbitrator. The Company is not in default with respect to any material order, writ, injunction or decree of any court or governmental board, agency or other instrumentality.

j.	Accuracy of Information Provided to Purchaser. No written information, exhibit, financial statement, document, book, record or report prepared by the Company or any Seller, which has been, is or to be furnished by the Company or any Seller to Purchaser in connection with the transactions described in this Agreement is or shall be inaccurate in any material respect as of the date it is or shall be dated or (except as otherwise disclosed to Purchaser) at such time as of the date so furnished, or contains or shall contain any material misstatement of fact.

k.	Licenses. The Company possesses all licenses, permits, franchises, patents, copyrights, trademarks, and trade names, or rights thereto, necessary to conduct its business substantially as now conducted and as presently proposed to be conducted, and the Company is not in violation of any valid rights of others with respect to any of the foregoing.

l.	Compliance with Laws. The Company is in compliance in all material respects with all laws, rules, regulations and orders of any governmental authority to the extent applicable to it and has received no notice to the contrary from any governmental entity, authority or agency.

m.	Material Liability. There are no liabilities of the Company, fixed or contingent, which are material but are not reflected in the financial statements or in the notes thereto, other than liabilities arising in the ordinary course of business since the last balance sheet date included within the financial statements provided by the Seller to the Purchaser.

n.	Other Agreements. The Company is not a party to any indenture, loan, or credit agreement, or to any lease or other agreement or instrument, or subject to any charter or corporate restriction which could have a material adverse effect on the business, properties, assets, operations, or conditions, financial or otherwise, of the Company. The Company is not in default in any material respect in the performance, observance, or fulfillment of any of the obligations, covenants, or conditions contained in any agreement or instrument to which it is a party.

o.	Ownership and Liens. The Company has title to, or valid leasehold interests in, all of its properties and assets, real and personal, including the properties and assets and leasehold interest reflected in the financial statements referred to in Section 3(g) (other than any properties or assets disposed of in the ordinary course of business), and none of the properties and assets owned by the Company and none of its leasehold interests are subject to any lien, mortgage, pledge, security interest, or other charge or encumbrance of any kind.

4.	PURCHASER’S REPRESENTATION AND WARRANTIES. The Purchaser represents and warrants to the Seller that:

a.	No Violation. The execution, delivery or performance by the Purchaser of this Agreement does not contravene any law, regulation order or judgment applicable to or binding on the Purchaser and will not result in a breach of, or constitute a default, or contravene any provision of, any agreement to which Purchaser is a party or by which he is bound.

b.	No Consents or Approvals. Neither the execution, delivery or performance by the Purchaser of this Agreement requires the consent or approval of, the giving of notice to, the registration with, the recording or filing of any documents with, or the taking of any other action in respect of, any federal, state or local governmental commission, authority, agency or body.

c.	Securities Laws. The Purchaser acknowledges and agrees that the Subject Shares have not been qualified or registered under the securities laws of any nation or other jurisdiction and that the transfer of the Subject Shares may be restricted. The Purchaser is acquiring the Subject Shares for its own account for the purpose of investment only and not with a present intention to transfer, hypothecate, resell or otherwise distribute such Subject Shares.

d.	Access to Data. The Purchaser has received and reviewed information about the Company and has had an opportunity to discuss the Company’s business, management and financial affairs with its management and to review the Company’s facilities.

5.	FURTHER ASSURANCES.

a.	By Seller. The Seller will do, execute, acknowledge and deliver, or shall cause to be done, executed, acknowledged and delivered all such further acts, conveyances and assurances the Purchaser may reasonably require for accomplishment of the purposes of this Agreement.

b.	By Purchaser. The Purchaser will do, execute, acknowledge and deliver, or shall cause to be done, executed, acknowledged and delivered, all such further acts, conveyances and assurances as Seller may reasonably require for accomplishment of the purposes of this Agreement.

6.	INDEMNIFICATION.

a.	The representations and warranties of each of the parties contained in this Agreement shall survive the Closing indefinitely. Each party shall indemnify, defend and hold the other parties harmless for and from any and all losses, liabilities, claims or demands arising out of any breach by a party of its representations, warranties or covenants contained in this Agreement.

b.	Each Party will do, execute, acknowledge and deliver, or shall cause to be done, executed, acknowledged and delivered all such further acts, conveyances and assurances the other party may reasonably require for accomplishment of the purposes of this Agreement.

7.	MISCELLANEOUS.

a.	Counterparts. This Agreement may be executed by the parties hereto in separate counterparts, each of which when so executed and delivered shall be an original, but all such counterparts shall together constitute but one and the same instrument.

b.	Amendment. Neither this Agreement nor any of the terms hereof may be terminated, amended, supplemented, waived or modified orally, but only by an instrument in writing which purports to terminate, amend, supplement, waive or modify this Agreement or any of the terms hereof and is signed by the party against which the enforcement of the termination, amendment, supplement, waiver or modification is sought.

c.	Successors and Assigns. The terms of this Agreement shall be binding on, and inure to the benefit of, the parties hereto and their respective successors and assigns.

d.	Governing Law. This Agreement, including all matters of construction, validity and performance, shall in all respects be governed by, and construed in accordance with, the laws of R.N. Macedonia. Any action arising out of this Agreement shall be brought exclusively in a court of competent jurisdiction in the Primary Court of Strumica and the parties hereby irrevocably waive any objections they may have to venue in Strumica, R.N. Macedonia.

e.	Notices. Except as otherwise provided in this Agreement, all notices hereunder shall be in writing and shall be given by mail, personal delivery, overnight courier, telecopy or any other customary means of written communication at the addresses set forth on the signature pages hereof, or at such other addresses as may be specified by written notice to the parties hereto and shall become effective when received by the addressees.

f.	Severability of Provisions. Any provision of this Agreement which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof or affecting the validity or enforceable of such provision in any other jurisdiction.

g.	Headings. The headings used herein are for convenience of reference only and shall not define or limit any of the terms or provisions hereof.

h.	Entire Agreement. This Agreement embodies the entire agreement and understanding between the parties hereto and supersedes all prior agreements and understandings between the parties hereto relating to the subject matter hereof.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered by their respective officers thereunto duly authorized as of the date and year first above written.

COMPANY:

FUDBALSKI KLUB AKADEMIJA PANDEV

By:	/s/ Goran Pandev
Name:	Goran Pandev
Title:	Authorized Representative

Address:	ul. Spiro Zahov No.28 Strumica, R.N Macedonia

PURCHASER:

BRERA HOLDINGS PLC

By:	/s/ Sergio Carlo Scalpelli
Name:	Sergio Carlo Scalpelli
Title:	Chief Executive Officer

Address:	Connaught House, 5th Floor, One Burlington Road
Dublin 4, D04 C5Y6, Ireland

SELLER:

GORAN PANDEV

/s/ Goran Pandev
Signature

Address:	ul. Spiro Zahov No.28 Strumica, R.N Macedonia
EMBG:	2707983460007